Exhibit 99.1

Spartan Motors, Inc.
1541 Reynolds Rd. ■ Charlotte, MI 48813 ■ USA
Telephone 517.543.6400 ■ Facsimile 517.543.5403

Immediate Release

Spartan Motors Reports First Quarter 2015 Results

CHARLOTTE, Mich., May 5, 2015 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today reported its results for the first quarter of 2015. The Company posted a net loss of $2.9 million or ($0.09) per share on revenue of $128.4 million versus a net loss of $2.1 million, or ($0.06) per share in the first quarter of 2014. Results for the first quarter of 2015 include pre-tax restructuring expenses of $1.2 million in Spartan’s Emergency Response (ER) segment.

First Quarter 2015 Overview

For the first quarter of 2015 compared to the first quarter of 2014:

●	Net sales of $128.4 million, up 0.3% from $128.0 million
●	Gross margin of 10.7% of sales versus 10.0%
●	Operating loss of $4.4 million versus an operating loss of $3.5 million
●	Net loss of $2.9 million, or ($0.09) per share, versus a net loss of $2.1 million, or ($0.06) per share
●	Order backlog increased to $264.0 million at March 31, 2015 from $243.7 million at December 31, 2014

Daryl Adams, Spartan’s Chief Executive Officer, stated, “Continuous improvement and incremental progress characterized the first quarter of 2015. Turning around the performance of the ER segment’s body business remains Spartan’s top priority and received most of our attention during the quarter. The ER segment’s revenue increased and body production improved throughout the quarter as we reduced bottlenecks in our production processes. More work and investment is required, but I am encouraged by the progress made and am confident we have the right plan and team in place.

“The Delivery & Service Vehicles (DSV) and Specialty Chassis & Vehicles (SCV) segments both performed well during the quarter, reporting higher profitability compared to the first quarter of 2014. DSV produced most of a 665-unit walk-in van order during the first quarter, with the remainder shipped early in the second quarter. DSV experienced a favorable product mix in its truck body line, along with higher Aftermarket and Service revenue versus last year. SCV posted revenue growth due to a favorable mix of motorhome chassis, along with growth in Aftermarket Parts revenue. DSV and SCV ended the first quarter of 2015 with positive momentum heading into the seasonally stronger second and third quarters.”

First Quarter 2015 Segment Results:

Delivery & Service Vehicles (DSV)

(In thousands)	First Quarter
	2015	2014	% Change
Delivery and Service Vehicles Revenue
Vehicles	$48,034	$58,565	-18.0%
Aftermarket & Service	6,857	6,611	3.7%
Total revenue	$54,891	$65,176	-15.8%
Operating income (loss)	$2,649	$2,596	2.1%

●

Total revenue declined from the first quarter of 2014 due to lower vehicle production, partially offset by higher aftermarket revenue. Vehicle production was constrained by a shortage of cutaway van chassis as well as an issue with a walk-in van component supplier. The supplier issue resulted in the shipment of approximately 120 units of a 665-unit order in the second quarter of 2015 rather than in the first quarter.

●	DSV shipped 1,921 vehicles in the first quarter of 2015 compared to 2,752 vehicles. Sales of aftermarket parts and field service solutions increased 3.7% to $6.9 million.

●

Operating profit was $2.6 million in the first quarter of 2015, up slightly from the prior year despite lower revenue. Growth in aftermarket parts and service revenue, along with a favorable mix in vehicle production, resulted in a higher operating profit margin compared to last year.

●

In March, DSV introduced a new delivery vehicle, the Velocity. The Velocity is based on the new Ford Transit van that offers diesel, gasoline, and two alternative-fuel engine options. Innovative features of the Velocity include a curb-side sliding door to reduce driver entry/exit time, thereby raising efficiency.

●	The DSV segment’s backlog at the end of the first quarter of 2015 totaled $87.5 million compared to $60.6 million at the end of 2014, primarily due to an increase in truck body orders.

Emergency Response (ER)

(In thousands)	First Quarter
	2015	2014	% Change
Emergency Response Revenue
Revenue	$43,206	$35,942	20.2%
Operating income (loss)	$(5,386)	$(3,664)	-47.0%

●

ER segment revenue increased 20.2% to $43.2 million mainly due to higher cab and chassis sales. Body sales increased slightly from the prior year as production rates increased throughout the first quarter of 2015. During the first quarter, a 21-unit export order entered production and is expected to ship in the second quarter of 2015.

●

The ER segment posted an operating loss of $5.4 million in the first quarter of 2015 compared to an operating loss of $3.7 million. Operating losses in the first quarter of 2015 include restructuring charges of $1.2 million plus additional expenses related to turnaround efforts in the fire truck body business.

●	Backlog decreased to $157.5 million at March 31, 2015 compared to $160.7 million at December 31, 2014.

Specialty Chassis & Vehicles (SCV)

(In thousands)	First Quarter
	2015	2014	% Change
Specialty Chassis & Vehicles Revenue
Motorhome & Bus	$23,349	$21,784	7.2%
Parts and Accessories	4,389	3,037	44.5%
Other Specialty Vehicle	2,537	2,020	25.6%
Total revenue	$30,275	$26,841	12.8%
Operating income	$966	$633	52.6%

●

The SCV segment reported higher revenue and operating income in the first quarter of 2015 compared to the prior year. Segment revenue increased 12.8% to $30.3 million from $26.8 million with sales of motorhome and bus chassis climbing 7.2% to $23.3 million from $21.8 million. Aftermarket Parts & Assemblies (APA) revenue rose to $4.4 million from $3.0 million.

●	Operating income increased to $1.0 million in the first quarter of 2015 from $0.6 million. Growth in operating income was driven by higher APA revenue and favorable motorhome chassis mix.

●	Backlog at March 31, 2015 totaled $19.1 million versus $22.4 million at December 31, 2014.

Financial Summary and Outlook

Lori Wade, Spartan’s Chief Financial Officer, commented, “Revenue increased slightly during the first quarter of 2015 despite a difficult comparison to the prior year. Timing of DSV’s walk-in van shipments was weighted more heavily toward the end of the quarter, resulting in a higher accounts receivable balance compared to the end of 2014. During the first quarter, the ER segment produced part of a 21-unit export order that resulted in significant inventory growth from the end of 2014. This order is expected to ship late in the second quarter and be recognized as revenue upon delivery to the customer early in the third quarter of 2015. Increases in accounts receivable and inventory, net of growth in accounts payable, resulted in a use of cash of more than $10.0 million in the first quarter. During the quarter we made the last earn-out payment related to the Utilimaster acquisition, totaling $1.5 million.

“Gross margin for the first quarter of 2015 improved to 10.7% from 10.0%. DSV and SCV segments reported higher operating income compared to the first quarter of 2014, with DSV’s favorable product mix and operating efficiency more than offsetting lower revenue. Spartan reported an operating loss of $4.4 million compared to a loss of $3.5 million in the first quarter of 2014. Operating losses in the ER segment, including costs related to turnaround efforts and restructuring expenses of $1.2 million in the ER body business, more than offset operating income growth the in DSV and SCV segments,” stated Wade.

“Our revenue outlook for 2015 calls for mid-single-digit growth from 2014, consistent with our prior outlook,” stated Wade. “Revenue growth should be concentrated in the second and third quarters, with the third quarter expected to report the highest revenue for the year. We anticipate second quarter operating income just above breakeven with the third quarter projected to be more profitable than the second quarter. For the full year, we estimate restructuring expenses in the ER segment of $3.2 million. At this time, we expect a modest operating profit, including ER segment-related restructuring expenses, for 2015.”

Conference Call, Webcast and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,600 associates at facilities in Michigan, Pennsylvania, South Dakota and Indiana. Spartan reported sales of $507 million in 2014 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Greg Salchow, Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	(Unaudited)
	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$11,958	$28,570
Accounts receivable, less allowance of $142 and $144	70,252	48,362
Inventories	85,070	71,163
Deferred income tax assets	7,799	7,799
Income taxes receivable	3,143	1,696
Other current assets	3,552	3,661
Total current assets	181,774	161,251

Property, plant and equipment, net	50,162	50,417
Goodwill	15,961	15,961
Intangible assets, net	8,782	8,958
Other assets	2,348	2,226
TOTAL ASSETS	$259,027	$238,813

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$46,274	$22,762
Accrued warranty	9,577	9,237
Accrued customer rebates	2,436	2,166
Accrued compensation and related taxes	9,080	8,226
Deposits from customers	10,398	11,524
Other current liabilities and accrued expenses	5,518	6,646
Current portion of long-term debt	60	59
Total current liabilities	83,343	60,620

Other non-current liabilities	2,498	2,365
Long-term debt, less current portion	5,186	5,202
Deferred income tax liabilities	2,008	2,008

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,288 and 34,094 outstanding	343	341
Additional paid in capital	75,962	75,695
Retained earnings	89,844	92,724
Total Spartan Motors, Inc. shareholders' equity	166,149	168,760
Non-controlling interest	(157)	(142)
Total shareholders' equity	165,992	168,618
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$259,027	$238,813

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2015	% of sales	2014	% of sales
Sales	$128,372		$127,959
Cost of products sold	114,332	89.1	115,214	90.0
Restructuring charges	335	0.3	-
Gross profit	13,705	10.7	12,745	10.0

Operating expenses:
Research and development	3,641	2.8	2,859	2.2
Selling, general and administrative	13,602	10.6	13,428	10.5
Restructuring charges	820	0.6	-	0.0
Total operating expenses	18,063	14.1	16,287	12.7

Operating loss	(4,358)	(3.4)	(3,542)	(2.8)

Other income (expense):
Interest expense	(90)	(0.1)	(94)	(0.1)
Interest and other income	127	0.1	128	0.1
Total other income	37	0.0	34	0.0

Loss before taxes	(4,321)	(3.4)	(3,508)	(2.7)

Taxes	(1,426)	(1.1)	(1,367)	(1.1)

Net loss	(2,895)	(2.3)	(2,141)	(1.7)

Less: Net loss attributable to non-controlling interest	(15)	0.0	(1)	0.0

Net loss attributable to Spartan Motors, Inc.	(2,880)	(2.2)	(2,140)	(1.7)

Basic and diluted net loss per share	$(0.09)		$(0.06)

Basic and diluted weighted average common shares outstanding	33,661		33,728

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Three Months Ended March 31, 2015 (in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Chassis &Vehicles	Other	Consolidated
Emergency Response Vehicle Sales	$43,206	$-	$-	$-	$43,206
Utilimaster Vehicle Sales		48,034			48,034
Motorhome Chassis Sales			23,349		23,349
Other Specialty Vehicles			2,537		2,537
Aftermarket Parts and Assemblies		6,857	4,389		11,246
Total Sales	$43,206	$54,891	$30,275	$-	$128,372

Depreciation and Amortization Expense	$195	$912	$98	$564	$1,769
Operating Income (Loss)	(5,386)	2,649	966	(2,587)	(4,358)
Segment Assets	95,035	85,223	29,110	49,659	259,027

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)
	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014
Emergency Response Vehicles*	157,486	160,743	155,968	165,144	176,350

Delivery & Service Vehicles Backlog *	87,485	60,630	54,789	62,994	83,356

Motorhome Chassis *	13,980	16,436	20,972	15,761	12,866
Other Vehicles*	3,268	3,994	-	-	-
Aftermarket Parts and Assemblies	1,830	1,932	1,676	2,803	1,438
Total Specialty Chassis & Vehicles Backlog	19,078	22,362	22,648	18,564	14,304

Total Backlog	$264,049	$243,735	$233,405	$246,702	$274,010

* Anticipated time to fill backlog orders at March 31, 2015; 13 months or less for emergency response vehicles; 2 months or less for motorhome chassis; 6 months or less for delivery and service vehicles; and 2 month or less for other products.